Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES PRELIMINARY FISCAL 2016 SECOND QUARTER FINANCIAL RESULTS, PROVIDES FULL-YEAR GUIDANCE, TO HOST CONFERENCE CALL TODAY

—Net Sales of Approximately $127 Million, GAAP EPS of $0.33 to $0.36, Adjusted EPS of $0.93 to $0.95; Company to Report Full Financial Results, Host Conference Call on February 3—

Philadelphia, PA — January 26, 2016 — Lannett Company, Inc. (NYSE: LCI) today announced that it expects to report fiscal 2016 second quarter net sales of approximately $127 million, GAAP earnings per diluted share of $0.33 to $0.36 and Adjusted earnings per diluted share of $0.93 to $0.95.  As previously announced, the company completed the acquisition of Kremers Urban Pharmaceuticals Inc. (KU) on November 25, 2015.  Accordingly, fiscal 2016 second quarter financial results include the operations of KU since the acquisition date.  For the prior year second quarter, the company recorded net sales of $114.8 million, GAAP net income attributable to Lannett of $44.8 million, or $1.21 per diluted share, and Adjusted net income attributable to Lannett of $46.1 million, or $1.24 per diluted share.

Guidance for Fiscal 2016

Based on its current outlook the company provided financial guidance for the fiscal 2016 full year as follows:

•                  Net sales in the range of $585 million to $595 million;

•                  Adjusted gross margin as a percentage of net sales of approximately 62% to 63%;

•                  Adjusted R&D expense in the range of $49 million to $51 million;

•                  Adjusted SG&A expense ranging from $59 million to $61 million;

•                  Adjusted interest expense in the range of $50 million to $53 million;

•                  The adjusted effective tax rate for the full year in the range of 34% to 35%; and

•                  Capital expenditures in fiscal 2016 in the range of $35 million to $45 million.

Preliminary Results/Guidance Conference Call

Lannett management will host a conference call today at 4:30 p.m. Eastern to review the company’s preliminary fiscal 2016 second quarter financial results and fiscal 2016 guidance, and answer questions.

The conference call will be available to interested parties by dialing 866-297-6395 from the U.S. or Canada, or 847-944-7317 from international locations, passcode 41673254.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

Full Fiscal 2016 Second Quarter Financial Results Conference Call, February 3rd

Lannett will report full financial results for its fiscal 2016 second quarter on Wednesday, February 3, 2016, after the market closes.  Lannett management will host a conference call that same afternoon at 4:30 p.m. Eastern to review the company’s performance and answer questions.

The conference call will be available to interested parties by dialing 888-771-4371 from the U.S. or Canada, or 847-585-4405 from international locations, passcode 41706958.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

Use of Non-GAAP Financial Measures

This news release contains references to Non-GAAP financial measures, including Adjusted net income attributable to the Company, and its components, as well as Adjusted diluted earnings per share, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP).  The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business.  Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods.  Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP.

Adjusted net income and Adjusted earnings per diluted share exclude, among others, the effects of (1) the amortization of purchased intangibles, (2) acquisition-related expenses and other purchase accounting entries, as well as (3) certain other items considered unusual or non-recurring in nature.

The company’s fiscal 2016 guidance has been provided only on a Non-GAAP basis.  This is due to the inherent difficulty of forecasting the timing or amount of items that would be included in the most directly comparable forward-looking GAAP financial measures.  Because a reconciliation is not available without unreasonable effort, it is not included in this release.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving preliminary net sales, GAAP earnings per diluted share and Adjusted earnings per diluted share for the fiscal 2016 second quarter; and achieving the financial metrics stated in the company’s guidance for fiscal 2016, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and expected benefits from integration cost savings, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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